Exhibit 15

June 27, 2013

To the Members of

LNR Property LLC and Subsidiaries

Miami Beach, FL

We have reviewed, in accordance with the standards of the American Institute of Certified Public Accountants, the unaudited interim financial information of LNR Property LLC and Subsidiaries as of March 31, 2013, and for the three-month periods ended March 31, 2013 and 2012, as indicated in our report dated June 27, 2013; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in the Current Report on Form 8-K/A of Starwood Property Trust, Inc., is incorporated by reference in Registration Statement No. 333-161402 on Form S-8, Registration Statement No. 333-169008 on Form S-3, and in Registration Statement No. 333-186561 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

Miami, Florida